Exhibit 3.14

LIMITED LIABILITY COMPANY AGREEMENT

OF

EBS HOLDCO I, LLC

This Limited Liability Company Agreement (this “Agreement”) of EBS Holdco I, LLC, a Delaware limited liability company, dated as of July 29, 2009, is adopted and entered into by Emdeon, Inc., a Delaware corporation, as its sole member (the “Member”).

The Member has formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), effective as of the filing of its certificate of formation on July 29, 2009, and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is EBS Holdco I, LLC (the “Company”).

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the authority to take all actions necessary or convenient to accomplish its purposes and operate its business as described in this Article.

3. Principal Executive Office. The principal executive office of the Company shall be located at 3055 Lebanon Pike, Suite 1000, Nashville, Tennessee 37214, or at such other location as from time to time shall be determined by the Member.

4. Member. The name and business address of the Member is as follows:

Name	Address
Emdeon Inc.	3055 Lebanon Pike, Suite 1000 Nashville, TN 37214

5. Management of the Company. Management of the Company shall be vested in the Member, who shall manage the Company in accordance with the Act and this Agreement. The Member shall have the sole power and authority to take any and all actions necessary or convenient to or for the furtherance of the purposes of the Company set forth in this Agreement and shall be a “manager” within the meaning of the Act. Without limiting the foregoing, the Member shall have the authority to enter into agreements, to sign instruments and other documents, and to make filings with governmental authorities, all on behalf of the Company. The Member may appoint individuals as officers or agents with such titles as it may elect to act on behalf of the Company with such power and authority as the Member may delegate to any such persons. All of the actions of Michele R. Jenkinson as an authorized person, within the meaning of the Act, in the execution and filing of a certificate of formation pursuant to Section 18-201 of the Act, are hereby approved and ratified.

6. Officers.

(a) The officers of the Company, if any, may include a Chairman of the Board, a President, Vice Presidents and such other officers as shall from time to time be elected or appointed by the Member. Unless such officer’s term expires earlier as a result of such officer’s death or resignation, each such officer shall hold the offices indicated thereon until such officer has been removed by the Member and such officer’s successor is appointed and qualified.

(b) All of the officers of the Company shall report to, and be subject to the direction and control of, the Member and shall have such authority to perform such duties relating to the management of the Company as designated by the Member or as may be provided in this Agreement.

7. Capital Contributions. The Member has agreed to contribute $100.00, in cash, to the Company. Members of the Company shall be required to make such additional capital contributions to the Company as shall be determined by the Member.

8. Capital Accounts. A capital account shall be maintained for each member of the Company. Such capital account shall be credited with contributions and profits, charged with distributions and losses and otherwise adjusted, in each case as the Member determines.

9. Allocations of Profits and Losses. The Company’s profits and losses shall be allocated in accordance with the “Percentage Interests” of the members of the Company, which shall be as follows:

Member	Percentage Interest
Emdeon Inc.	100%

10. Distributions. Distributions shall be made to the members of the Company at the times and in the amounts determined by the Member, and shall be allocated among the members of the Company in the same proportion as their Percentage Interests.

11. Tax Matters. The members of the Company and the Company intend that the Company be treated as disregarded as an entity separate from the Member for all income tax purposes and will file such necessary and appropriate forms in furtherance thereof.

12. Assignments. A member of the Company may assign its limited liability company interest only with the prior consent of the Member.

13. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

14. Liability of Members. The member of the Company shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

15. Indemnification.

(a) The Company shall indemnify any person (each, an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Indemnitee is or was a member of the Company or an officer or employee of the Company, or at the relevant time, being or having been such a member or officer or employee, that such Indemnitee is or was serving at the request of the Company as a partner, member, director, officer or trustee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes that such Indemnitee’s acts were fraudulent, grossly negligent or the result of willful malfeasance and, in each case, were material to the cause of action so adjudicated.

(b) The Company may, in the discretion of the Member, pay expenses incurred by any Indemnitee in defending any action, suit or proceeding described in Article 15(a) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such advance if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company pursuant to this Article 15.

(c) The indemnification provided by this Article 15 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Member or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 15 shall continue as to an Indemnitee who has ceased to be a member of the Company, or an officer or employee of the Company (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

16. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of all the members of the Company, (ii) the bankruptcy or dissolution of all the members of the Company or the occurrence of any other event which terminates the continued membership of all the members in the Company or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first above written.

EMDEON INC.

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens
Title: EVP, General Counsel and Secretary